Exhibit 99.1

IAS Appoints Alpana Wegner as Chief Financial Officer

NEW YORK – June 3, 2025 – Integral Ad Science (Nasdaq: IAS), a leading global media measurement and optimization platform, announced today the appointment of Alpana Wegner as Chief Financial Officer (CFO), effective June 10, 2025. Wegner will lead the global finance team and report directly to Lisa Utzschneider, CEO of IAS. Wegner replaces Jill Putman who has served as Interim CFO since January 2025.

“Alpana is a versatile and results-driven leader with deep financial and operational expertise,” said Utzschneider. “She served as a public company CFO in her last two roles and has an extensive background in FP&A, accounting, and M&A. We are excited to welcome Alpana to IAS and for her to join the senior management team. I would also like to thank Jill for stepping in seamlessly as Interim CFO. We will continue to benefit from Jill’s contributions as an independent member of the IAS Board.”

Wegner brings over 25 years of financial leadership experience to IAS. She most recently served as CFO of Secureworks, a formerly publicly traded cybersecurity company, where she established a high-performing finance team and executed on a successful business transformation strategy prior to the sale of the company. Previously, Wegner was CFO of Benefitfocus, a formerly publicly traded benefits software company, where she partnered on the development and implementation of the company’s growth strategy and strengthened its financial position. Wegner also held various senior-level finance positions at Blackbaud, a publicly traded cloud computing provider. Wegner earned a B.S. in Accounting from Arizona State University.

“IAS represents an exciting opportunity to join an industry leader that enables global brands and publishers to achieve superior outcomes and maximize ROI,” said Wegner. “I bring a proven track record of financial execution including scaling businesses and increasing profitability. I look forward to partnering across the organization as we work to advance IAS’s growth strategy and realize the company’s full potential.”

About Integral Ad Science

Integral Ad Science (IAS) is a leading global media measurement and optimization platform that delivers the industry’s most actionable data to drive superior results for the world’s largest advertisers, publishers, and media platforms. IAS’s software provides comprehensive and enriched data that ensures ads are seen by real people in safe and suitable environments while improving return on ad spend for advertisers and yield for publishers. Our mission is to be the global benchmark for trust and transparency in digital media quality. For more information, visit integralads.com.

Investor Contact:

Jonathan Schaffer

ir@integralads.com

Media Contact:

press@integralads.com